part 11
- INFORMATION REQUIRED
An offering statement pursuant
shares has been filed with the
Commission (the "Commission") .
IN OFFERING CIRCULAR
to Regulation A relating to these
U.S. Securities and Exchange
Information contained in this
preliminary offering circular is subject to completion or amendment. These shares may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or a solicitation of an offer to buy or sell any of these shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained. Should the Company decide to "test the waters" prior to this circular being qualified, all solicitating materials will be properly filed with the Commission before its intended use.
Preliminary Offering Circular
October 14th, 2e2e
Subject to Completion
DECENTRALIZED CRYPTO FINANCIAL INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
85-2718e15
(State or Other Jurisdiction of
(I. R.S. Employer
Incorporation or Organization)
Identification Number)
4795 Meadow wood Lane, #2ee.
Chantilly, Virginia 2e1S1
(7e3) 34e-7454
www.Decryptofi.com
Nicholas Scherling
Chief Executive Officer
Decentralized Crypto Financial Inc.
4795 Meadow Wood Lane, #2ee
Chantilly, Virginia 2e1S1
(7e3) 34e-7454
Up to
shares Of Common Stock
("DeCrypt0Fi")
This is an initial public offering of our common stock. The offering price is $e.le per share.
The offering consists of eee shares of our common stock comprised of (a) up to 25, eee newly issued shares of our common stock ("Shares") in our Initial Public Offering ("IPO"), and up to (b) 125, eee shares for non-cash consideration pursuant to our "Work Compensation" program.
In the event all of the Offering Shares are sold, we may, in our discretion, sell up to Se, eee additional authorized, but